As filed with the Securities and Exchange Commission on June 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

1STDIBS.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3389618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

51 Astor Place, 3rd Floor New York, New York	10003
(Address of principal executive offices)	(Zip Code)

1stdibs.com, Inc. 2011 Stock Option and Grant Plan

1stdibs.com, Inc. 2021 Stock Incentive Plan

1stdibs.com, Inc. 2021 Employee Stock Purchase Plan

(Full titles of the plans)

David S. Rosenblatt

Chief Executive Officer

1stdibs.com, Inc.

51 Astor Place, 3rd Floor

New York, New York 10003

(Name and address of agent for service)

(212) 627-3927

(Telephone number, including area code, of agent for service)

Copies to:

Ronald A. Fleming, Jr. Pillsbury Winthrop Shaw Pittman LLP 31 West 52nd Street New York, New York 10019 (212) 858-1000	Davina K. Kaile Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, California 94304 (650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share:
2011 Stock Option and Grant Plan	4,061,783(2)	$6.01(5)	$24,411,316	$2,664
2021 Stock Incentive Plan	4,333,333(3)	$20.00(6)	$86,666,660	$9,456
2021 Employee Stock Purchase Plan	800,000 (4)	$17.00(7)	$13,600,000	$1,484
Total	9,195,116		$124,677,976	$13,604

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which become issuable under the above-named plans by reason of a stock dividend, stock split, reverse stock split, extraordinary dividend, extraordinary distribution, recapitalization, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation, recapitalization or any other similar transaction which results in an increase in the number of our outstanding shares of Common Stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents shares of Common Stock reserved for issuance pursuant to stock options outstanding under the 1stdibs.com, Inc. 2011 Stock Option and Grant Plan (the “2011 Plan”) as of the date of this Registration Statement.

(3)	Represents shares of Common Stock reserved for issuance under the 1stdibs.com, Inc. 2021 Stock Incentive Plan (the “2021 Plan”).
(4)	Represents shares of Common Stock reserved for issuance under the 1stdibs.com, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”).
(5)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $6.01 per share, the weighted-average exercise price (rounded to the nearest cent) of the stock options outstanding under the 2011 Plan as of the date of this Registration Statement.

(6)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $20.00 per share, which is the initial public offering price per share of Common Stock set forth on the cover page of the Registrant’s prospectus dated June 9, 2021 relating to its initial public offering.

(7)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $20.00 per share, which is the initial public offering price per share of Common Stock set forth on the cover page of the Registrant’s prospectus dated June 9, 2021 relating to its initial public offering. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of Common Stock on the first trading day of the offering period or on the purchase date.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Prospectus dated June  9, 2021, filed with the Commission on June 10, 2021, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-256188), which contains audited consolidated financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Common Stock contained in Registrant’s registration statement on Form 8-A, filed on June 2, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s amended and restated bylaws limit directors’ liability to the fullest extent permitted under Delaware General Corporation Law (the “DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Registrant’s amended and restated bylaws provide that the Registrant will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Registrant’s directors or officers or any other company or enterprise to which the person provides services at the Registrant’s request.

The Registrant maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. The Registrant believes that these provisions in its amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-256188), as declared effective by the Commission on June 9, 2021 (the “Form S-1”)).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm.

23.3	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page hereto).

99.1	2011 Stock Option and Grant Plan, as amended, and Forms of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice (incorporated by reference to Exhibit 10.4 to the Form S-1).

99.2	2021 Stock Incentive Plan and Forms of Stock Option Agreement, Notice of Exercise, Stock Option Grant Notice, Restricted Stock Unit Agreement, and Restricted Stock Agreement thereunder (incorporated by reference to Exhibit 10.5 to the Form S-1).

99.3	2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Form S-1).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 10th day of June, 2021.

1STDIBS.COM, INC

By:	/s/ David S. Rosenblatt

David S. Rosenblatt
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David S. Rosenblatt and Tu Nguyen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-facts and agents, or his or her substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David S. Rosenblatt David S. Rosenblatt	President, Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2021

/s/ Tu Nguyen Tu Nguyen	Chief Financial Officer (Principal Financial and Accounting Officer)	June 10, 2021

/s/ Matthew R. Cohler Matthew R. Cohler	Director	June 10, 2021

/s/ Lori A. Hickok Lori A. Hickok	Director	June 10, 2021

/s/ Andrew G. Robb Andrew G. Robb	Director	June 10, 2021

/s/ Brian J. Schipper Brian J. Schipper	Director	June 10, 2021

/s/ Paula J. Volent Paula J. Volent	Director	June 10, 2021